Exhibit 4.1

THIRD AMENDMENT TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDMENT, dated as of June 24, 2019 (this “Amendment”), is to the Fifth Amended and Restated Credit Agreement (as heretofore amended, the “Credit Agreement”), dated as of May 1, 2015 among PENSKE AUTOMOTIVE GROUP, INC., a Delaware corporation (the “Company”), various financial institutions party thereto (the “Lenders”) and MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as agent for the Lenders (the “Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined in the Credit Agreement (including as amended hereby).

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1 AMENDMENT. Subject to the terms and conditions hereof, Section 9.7 of the Credit Agreement is amended by amending and restating clause (o) thereof in its entirety to read as follows:

(o) Real Estate Debt, provided that the aggregate outstanding principal amount of all Real Estate Debt of the Company and its Subsidiaries shall not exceed $500,000,000 at any time;

SECTION 2 REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Lenders that:  (a) the representations and warranties made in Section 8 of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent relating solely to an earlier date, in which case they were true and correct as of such earlier date); (b) no Event of Default or Unmatured Event of Default exists or will result from the execution of this Amendment; (c) no event or circumstance has occurred since the Effective Date that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; (d) the execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the “Amended Credit Agreement”) (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary approval from any governmental authority and (iv) do not and will not contravene or conflict with any provision of any law, rule or regulation or any order, decree, judgment or award which is binding on the Company or any of its Subsidiaries or of any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or of any agreement, indenture, instrument or other document which is binding on the Company or any of its Subsidiaries; and (e) the Amended Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 3 EFFECTIVENESS. This Amendment shall become effective upon the receipt of this Amendment by Agent duly executed by the Company and the Required Lenders.

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SECTION 4 MISCELLANEOUS.

4.1 Continuing Effectiveness, etc.  As hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  All references in the Credit Agreement, the Notes, each other Loan Document and any similar document to the “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended hereby.

4.2 Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

4.3 Expenses. The Company agrees to pay the reasonable costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

4.4 Severability of Provisions.  In the event that any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

4.5 Section Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Credit Agreement or any provision hereof or thereof.

4.6 Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be wholly performed within the State of New York.

4.7 Successors and Assigns.  This Amendment shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.

4.8 Loan Document. This Amendment is a Loan Document.

[Signatures Immediately Follow]

2

732723622.2 16509377

Delivered as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC., as Company

By:    /s/ Aaron Michael

Name:    Aaron Michael

Title:    SVP & Treasurer

MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as Agent and as a Lender

By:    /s/ Michele Nowak

Name:  Michele Nowak

Title:   Credit Director, National Accounts

TOYOTA MOTOR CREDIT CORPORATION,
as a Lender

By:    /s/ Steve Estes

Name:    Steve Estes

Title:  National Accounts Manager

732723622.2 16509377Signature Page to Third Amendment